Exhibit 99.1

FOR IMMEDIATE RELEASE

July 10, 2019

ART’S WAY MANUFACTURING ANNOUNCES SECOND QUARTER AND YEAR TO DATE FISCAL 2019 FINANCIAL RESULTS

ARMSTRONG, IOWA, July 10, 2019 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the second quarter and year to date fiscal 2019.

	For the Three Months Ended
	(Continuing Operations, Consolidated)
	May 31, 2019	May 31, 2018
Sales	$5,747,000	$5,294,000
Operating (Loss)	$(370,000)	$(458,000)
Net (Loss)	$(356,000)	$(654,000)
EPS (Basic)	$(0.08)	$(0.16)
EPS (Diluted)	$(0.08)	$(0.16)

Weighted Average Shares Outstanding:
Basic	4,299,289	4,213,893
Diluted	4,299,289	4,213,893

	For the Six Months Ended
	(Continuing Operations, Consolidated)
	May 31, 2019	May 31, 2018
Sales	$9,871,000	$10,660,000
Operating (Loss)	$(1,092,000)	$(767,000)
Net (Loss)	$(962,000)	$(1,181,000)
EPS (Basic)	$(0.23)	$(0.28)
EPS (Diluted)	$(0.23)	$(0.28)

Weighted Average Shares Outstanding:
Basic	4,272,532	4,192,592
Diluted	4,272,532	4,192,592

Sales: Our consolidated corporate sales for continuing operations for the three- and six-month periods ended May 31, 2019 were $5,747,000 and $9,871,000, respectively, compared to $5,294,000 and $10,660,000 during the same respective periods in fiscal 2018, a $453,000, or 8.6%, increase for the three months and a $789,000, or 7.4%, decrease for the six months. The three-month increase in revenue is due largely to an $8.4 million project at our modular buildings segment that began in the second quarter of fiscal 2019. We expect this project to be substantially completed by the end of September 2019. Our tools segment also saw increased demand during the three months ended May 31, 2019 compared to the same period in fiscal 2018. The six-month consolidated decrease in revenue was driven by a difficult sales climate in our agricultural products segment due to spring flooding across the United States, with many farmers planting on historically late dates and some concern that the crops may not be planted at all. Due to the uncertainty of 2019 crops, we saw decreased revenue on portable feed equipment and forage and receiver boxes. Additionally, the liquidation of our Canadian subsidiary accounted for a decrease of approximately $420,000 in sales in fiscal 2019. Moreover, our year-to-date fiscal 2018 revenue reflects liquidation of an old model of manure spreader, which was sold at a decreased margin, and OEM blower revenue of approximately $262,000 that was not repeated in fiscal 2019 as our OEM blower customer elected not to purchase any blowers from us in 2019 due to slow-moving inventory on their dealer lots relating to poor agricultural market conditions. Despite the overall sales decrease, we did see increased sales for the six months ended May 31, 2019 in land maintenance equipment, plows, beet equipment, reels and dump boxes compared to the same period in fiscal 2018.

Consolidated gross margin for the three-month period ended May 31, 2019 was 16.7% compared to 20.9% for the same period in fiscal 2018. Consolidated gross margin for the six-month period ended May 31, 2019 was 15.8% compared to 21.2% for the same period in fiscal 2018. This overall decreased gross margin is attributable to decreased gross margin in both our agricultural products and modular buildings segments. The agricultural products segment gross margin decrease reflects pressure from lower revenue available to cover our fixed overhead and decreased plant efficiency from a year ago due to new operations leadership diverting resources to implement changes that we believe will have long-term benefits. The modular buildings segment had a slight decrease in gross margin due to increased costs associated with new production staff hired to fill large project needs, coupled with an increase in depreciation on leased buildings put into service in fiscal 2018.

(Loss) from Continuing Operations: Consolidated net (loss) from continuing operations before income taxes was $(459,000) for the three-month period and $(1,240,000) for the six-month period ended May 31, 2019 compared to net (loss) from continuing operations before income taxes of $(780,000) and $(1,085,000) for the same respective periods in fiscal 2018. The decreased net (loss) from continuing operations before income taxes for the three months ended May 31, 2019 is due to increased revenue in our modular buildings segment related to our $8.4 million project, cuts made to our selling expenses and reduction of indirect labor in fiscal 2019. The increase in our net (loss) year-to-date is primarily related to a decrease in revenue from our agricultural products segment due to continued difficult agricultural market conditions. Looking forward, corn prices are starting to rise as uncertainty looms about crop yields in 2019 due to wet field conditions, and we are optimistic this will have a positive impact on the second half of fiscal 2019. We expect to continue to cut costs and solidify our processes in order to maximize our stockholder value during this time of rough agricultural outlook.

Earnings (Loss) per Share from Continuing Operations: (Loss) per basic and diluted share from continuing operations for the second quarter of fiscal 2019 was $(0.08), compared to (loss) per basic and diluted share from continuing operations of $(0.16) for the same period in fiscal 2018. (Loss) per basic and diluted share from continuing operations for the six months ended May 31, 2019 was $(0.23), compared to (loss) per basic and diluted share from continuing operations of $(0.28) for the same period in fiscal 2018.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports, “Our results for the second quarter reflect the challenges that continue to plague the farm equipment industry. While consolidated revenue increased in the quarter due to improving circumstances at our Art’s Way Scientific and Ohio Metal subsidiaries, corporate profitability remained elusive as acute and persistent uncertainty in the farm equipment industry drove weak demand and an unfavorable product mix.

“In response to these conditions we have reduced SG&A expenses significantly, 12% for the quarter and 15% year-to-date. We have also continued to invest in our manufacturing operations to drive efficiencies yet to be realized and have provided infrastructure to support the growth we are seeing this year at Art’s Way Scientific in particular. We have good opportunities in front of us and anticipate more contribution to the bottom line from our subsidiaries moving forward.”

About Art’s Way Manufacturing Co., Inc.

Art’s Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of Art’s Way’s business. Art’s Way has three reporting segments: agricultural products; modular buildings; and tools.

For more information contact: Carrie Gunnerson, President, Chief Executive Officer and Interim Chief Financial Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes “forward-looking statements” within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) future results; (iii) future operational changes; (iv) future costs of materials; (v) the timing of increased performance; and (vi) the benefits of our business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions, including the impact of tariffs; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management’s expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.

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